UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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J. C. Penney Company, Inc.

(Name of Registrant as Specified in Its Charter)

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The following talking points will be used by management in discussions with certain J. C. Penney Company, Inc. stockholders of proposals to be considered at the 2008 Annual Meeting of Stockholders:

JCPenney
2008 Annual Meeting of Stockholders
Phone Calls with Institutions

Key Talking Points

I.  Stockholder Proposal—Severance Agreements

•	Severance Agreements Proposal on the ballot again this year
•	Board takes issue of executive compensation and severance payments very seriously
o	March 2008—Board approved additional limitations on excise tax gross-ups under Change in Control Plan
▪	Right to tax gross-ups ends five years after becoming eligible for plan
▪	Board believes gross-ups are valuable but have diminishing utility over time
▪	Participant may waive right to excise tax gross-up
▪	Mike Ullman has elected not to receive any excise tax gross-up under the plan
•	Company encouraging stockholders to vote against the proposal
o	Believe that Compensation Committee is in best position to evaluate appropriateness of compensation programs and practices
o	Proposal would unduly hinder Company’s ability to recruit and retain qualified executives
o	Severance arrangements intended to diminish distraction caused by threatened or pending change in control transaction

II.  Election of Directors

•	Nine director nominees up for election this year, including two new directors
•	Board consists of majority of independent directors
•	This is an outstanding group of directors who are passionate about the success of the Company and increasing stockholder value
•	Board has demonstrated responsiveness to stockholder concerns
o	Adoption of majority vote standard (March 2008)
o	Declassification of Board (May 2006)
•	Believe that stockholders should consider entirety of director service, not single issue, in making decision
•	Current Board has breadth of experience and deep understanding of the Company and its strategic objectives—would be mistake to lose that